409A Amendment

to the

Osage Federal Savings and Loan Association of Pawhuska

Executive Salary Continuation Plan Agreement for

Martha M. Hayes

Osage Federal Bank, successor in interest to Osage Federal Savings and Loan Association (“Institution”), and Martha M. Hayes (“Employee”) originally entered into the Osage Federal Savings and Loan Association Executive Salary Continuation Plan Agreement (“Agreement”) on April 16, 2004. Pursuant to Section 11 of the Agreement, the Institution and the Employee hereby adopt this 409A Amendment, effective January 1, 2005.

RECITALS

This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:

1.	The definition of “Normal Retirement Age” shall be amended to delete the words “or later if permitted by the Institution’s Board of Directors”.

2.	The following provision regarding “Separation from Service” distributions shall be added as a new definition under Section 1, as follows:

Separation from Service

Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Employee’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).

3.	The following shall be added as a new definition under Section 1:

Retirement Date

Retirement Date shall mean the Employee’s retirement from active employment with the Institution which becomes effective on the later of the Employee’s attaining age seventy (70) or such other date as the Employee may actually retire.

4.	Subparagraph 3 (a) shall be amended to delete the word “Age” from the second sentence of the first paragraph and to replace it with the word “Date”.

5.

Subparagraph 3 (b), “Termination Before Normal Retirement Age After Merger, Conversion, or a Change of Control After Conversion”, shall be amended to insert the words “payable in a lump sum thirty (30) days following said termination” at the end of the Subparagraph.

6.	Section 8, “Acceleration of Payment”, shall be deleted in its entirety and intentionally left blank.

7.	Subparagraph 9 (b) and the following paragraph shall be deleted in their entirety and replaced with the following Subparagraph 9 (b):

(b)       In the event there is a finding of Disability of the Employee, the Institution will pay an amount equal to the accrued liability retirement account balance to the Employee in a lump sum thirty (30) days following said Disability. No other benefits will be owed to the Employee under this Agreement. “Disability” shall mean Employee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Institution. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Institution, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Employee must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

8.	Section 11, “Amendment”, shall be deleted in its entirety and replaced with the following Section 11:

Amendment.

This Agreement can be amended by the mutual written agreement of both parties. The Institution shall have the power to terminate this Agreement completely by giving proper notice of not less than sixty (60) days.

9.	A new Section 24 shall be added as follows:

Restriction on Timing of Distribution.

Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Institution if

any stock of the Institution is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

10.	A new Section 25 shall be added as follows:

Certain Accelerated Payments.

The Institution may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Employee of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

11.	A new Section 26 shall be added as follows:

Subsequent Changes to Time and Form of Payment.

The Institution may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
(2)

the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Therefore, the foregoing changes are agreed to.

/s/ Mark S. White	/s/ Martha M. Hayes
For the Institution	Martha M. Hayes

Date January 18, 2008	Date January 18, 2008

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